Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2024, with respect to the consolidated financial statements of AoChuang Holdings, Inc., for the year ended September 30, 2023 in this Registration Statement Amendment No.1 of Form F-1 of AoChuang Holdings, Inc. filed with the Securities and Exchange Commission.

/s/ TPS Thayer, LLC

Sugar Land, Texas

May 02, 2025